Exhibit (a)(1)(D)

        LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS,
TRUST COMPANIES AND OTHER NOMINEES

To Tender Shares of Common Stock
(Including the Associated Preferred Stock Purchase Rights)
of
DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.
at
$87.50 NET PER SHARE
by
HDTMS, INC.
an indirect wholly owned subsidiary of
HERTZ GLOBAL HOLDINGS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 5, 2012, UNLESS THE OFFER IS EXTENDED.

September 10, 2012

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged and appointed by Hertz Global Holdings, Inc. ("Hertz"), a Delaware corporation, to act as Dealer Manager in connection with the offer (the "Offer") by HDTMS, Inc. ("Purchaser"), a Delaware corporation and an indirect wholly owned subsidiary of Hertz, to purchase each issued and outstanding share of common stock, par value $0.01 per share (together with the associated preferred stock purchase rights, "Dollar Thrifty common stock"), of Dollar Thrifty Automotive Group, Inc. ("Dollar Thrifty"), a Delaware corporation, for $87.50 net in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 10, 2012 (the "Offer to Purchase"), and in the related Letter of Transmittal. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold shares of Dollar Thrifty common stock registered in your name or in the name of your nominee.

        As discussed in the Offer to Purchase, the Offer is not being made (nor will tenders of shares be accepted from or on behalf of stockholders) in any jurisdiction where it would be illegal to do so.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 5, 2012, UNLESS EXTENDED.

        Enclosed herewith for your information and forwarding to your clients for whom you hold shares of Dollar Thrifty common stock registered in your name or the name of your nominee are copies of the following documents:

  1.
  The Offer to Purchase, dated September 10, 2012.

  2.
  The Letter of Transmittal for your use in accepting the Offer and tendering shares of Dollar Thrifty common stock and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender shares of Dollar Thrifty common stock.

  3.
  The Notice of Guaranteed Delivery to be used to accept the Offer if certificates representing shares of Dollar Thrifty common stock and, if applicable, any separate certificates representing associated preferred stock purchase rights are not immediately available, or if you cannot deliver the certificates and all other required documents to the Depositary prior to the Expiration Date (as defined below) or you cannot complete the procedure for delivery by for book-entry transfer on a timely basis.

  4.
  A form of the letter which may be sent to your clients for whose accounts you hold shares of Dollar Thrifty common stock registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

  5.
  Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

  6.
  Dollar Thrifty's Solicitation/Recommendation Statement on Schedule 14D-9.

  7.
  A return envelope addressed to Computershare Trust Company, N.A. (the "Depositary").

    Please note the following:

  1.
  The consideration for each share of Dollar Thrifty common stock is $87.50 net in cash, without interest and less any required withholding taxes, as described in the Offer to Purchase.

  2.
  The Offer is being made for all outstanding shares of Dollar Thrifty common stock.

  3.
  The Offer and the withdrawal rights expire at 12:00 midnight, New York City Time, on October 5, 2012 (which is the end of the day on October 5, 2012), unless extended as described in the Offer to Purchase (as extended, the "Expiration Date").

  4.
  The Offer is subject to the conditions described in Section 15 of the Offer to Purchase.

  5.
  Payment for shares of Dollar Thrifty common stock validly tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase), in the case of book-entry transfer of the shares, (b) certificates for such shares of Dollar Thrifty common stock and, if applicable, any separate certificates representing associated preferred stock purchase rights or a confirmation of a book-entry transfer of such shares into the Depositary's account at the Depository Trust Company and (c) any other documents required by the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE CONSIDERATION TO BE RECEIVED BY TENDERING STOCKHOLDERS, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

        Neither Hertz nor Purchaser will pay any commissions or fees to any broker, dealer or other person, other than the undersigned Dealer Manager, Innisfree M&A Incorporated (the "Information Agent") and other persons described in Section 17—"Fees and Expenses" of the Offer to Purchase, for soliciting tenders of shares of Dollar Thrifty common stock pursuant to the Offer. Upon request, Hertz or Purchaser will reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

        Stockholders who wish to tender their shares of Dollar Thrifty common stock but whose certificates representing such shares of Dollar Thrifty common stock and, if applicable, any separate certificates representing associated preferred stock purchase rights are not immediately available or who cannot deliver such certificates and all other required documents to the Depositary prior to the Expiration Date or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, may tender such shares of Dollar Thrifty common stock by properly completing and duly executing the Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

        Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained from, the Information Agent at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,
Barclays Capital Inc. Toll Free: (888) 610-5877

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF HERTZ, PURCHASER, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.